Exhibit 23.2

DEGOLYER AND MACNAUGHTON

5001 SPRING VALLEY ROAD

SUITE 800 EAST

DALLAS, TEXAS 75244

June 10, 2008

Dune Energy, Inc.

Two Shell Plaza

777 Walker Street, Suite 2450

Houston, Texas 77002

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in this Registration Statement of Dune Energy, Inc. (the “Company”) on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, relating to its Registration Statement on Form S-3, as amended (No. 333-145477), of the use therein of the name DeGolyer and MacNaughton and to the inclusion by reference therein of our “Appraisal Report as of December 31, 2006 on Certain Properties owned by Dune Energy Inc.” (Our Report).

We also consent to the incorporation by reference of this consent in other registration statements filed pursuant to Rule 462(b) relating to that offering.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON

DeGOLYER and

MacNAUGHTON